Exhibit 5.1

[Letterhead of Appleby Spurling Hunter]

e-mail:
jcollis@applebyglobal.com
direct dial: 441 2983211
Tel: 441 2952244
Fax: 298 3475
client ref:

New Skies Satellites Holdings Ltd Canons Court 22 Victoria Street Hamilton HM12 Bermuda

March , 2005

Dear Sirs

New Skies Satellites Holdings Ltd (the “Company”)

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 and related documents in relation to the proposed offering (the “Registration Statement”), of the Company’s common shares, US$0.01 par value per share (the “Shares”), to be issued from time to time under the Securities Act of 1933, as amended, of the United States.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion.  Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Registration Statement.

Assumptions

In stating our opinion we have assumed:

(a)                                  the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)                                 that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)                                  the genuineness of all signatures on the Documents;

(d)                                 the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Underwriting Agreement);

(e)                                  that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)                                    that the Underwriting Agreement constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(g)                                 that the Underwriting Agreement has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Underwriting Agreement has actually received and accepted delivery of the Underwriting Agreement;

(h)                                 that the Underwriting Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which it is expressed to be governed;

(i)                                     that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Underwriting Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Underwriting Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(j)                                     that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, accurately record the resolutions adopted by all the Directors and Shareholders of the Company as unanimous written resolutions of the Board and Shareholders and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Underwriting Agreement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(k)                                  that the Company has entered into its obligations under the Underwriting Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Underwriting Agreement would benefit the Company; and

(l)                                     that the Underwriting Agreement which we have examined for the purposes of this opinion does not differ in any material respect from the draft approved by the Board of Directors pursuant to the Resolutions.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)                                  The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Underwriting Agreement and to issue the Shares and take all other action as may be necessary to complete the transactions contemplated therein.

(2)                                  The execution, delivery and performance by the Company of the Underwriting Agreement and the issue of the Shares thereby have been duly authorised by all necessary corporate action on the part of the Company.

(3)                                  When duly issued and paid for pursuant to and in accordance with the terms of the Registration Statement, the Underwriting Agreement and the Resolutions, the Shares will be validly issued, fully paid, non-assessable shares of the Company.

Reservations

We have the following reservations:

(a)                                  We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda.  This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b)                                 Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

Disclosure

This opinion is addressed to you in connection with the registration of Shares with the Securities and Exchange Commission and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent.  We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

We also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority.  Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law.  It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling Hunter

Appleby Spurling Hunter

FIRST SCHEDULE

1.                                       The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on                                    (the “Company Search”).

2.                                       The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on                          in respect of the Company (the “Litigation Search”).

3.                                       Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted                        for the Company (collectively referred to as the “Constitutional Documents”).

4.                                       Unanimous written resolutions of the Directors and Shareholders effective                            (the “Resolutions”).

5.                                       A certified copy of the “Foreign Exchange Letter”, dated January 14 2005, and of its letter of permission dated                             issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.                                       A certified copy of the “Tax Assurance”, dated                                            , issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.                                       A Certificate of Compliance, dated                   issued by the Registrar of Companies in respect of the Company.

8.                                       Faxed copy of an original Registration Statement on Form S-1 with respect to the Shares.

9.                                       Faxed copy of an original Prospectus, issued by the Company dated                        in connection with the offering of the Shares Securities.

10.                                 Faxed copy of the executed underwriting agreement dated                         , among the Company and each Underwriter (the “Underwriting Agreement”)